EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES SECOND-QUARTER RESULTS
RALEIGH, North Carolina (August 7, 2008) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced results for the second quarter and six months ended June 30, 2008. Notable items for the quarter were:

•	Earnings per diluted share of $1.52 compared with $1.92 in the prior-year quarter

•	Cost of petroleum-based products up $18 million, which reduced earnings by $0.26 per diluted share

•	Heritage aggregates product line pricing up 6% and volume down 9%

•	Record Specialty Products’ earnings from operations up 20% from prior-year quarter

•	Net sales of $527 million, down 1% compared with the prior-year quarter

•	Selling, general and administrative expenses down $2.3 million and down 40 basis points as a percentage of net sales compared with prior-year quarter

•	Acquisition and successful integration of six quarries from Vulcan Materials Company

•	Significant new transportation funding in North Carolina

•	Issuance of $300 million of Senior Notes
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Second-quarter results highlighted our ability to successfully operate in one of the most challenging economic environments in our industry’s history. We faced diesel fuel and natural gas costs that escalated nearly 60%, a ninth consecutive quarter of declining aggregates volume and its resulting impact on our operating leverage as production volumes were aligned with sales expectations. Nonetheless, our management team and employees did an excellent job of matching operating levels with demand and aggressively addressed controllable costs.
“Despite the reduced demand, we continued to achieve sustainable pricing growth within all groups of the aggregates business as overall pricing for aggregates was up over 6% for the quarter. The West Group again reported positive volume levels for its aggregates product line, resulting from the comparative strength of the infrastructure and commercial construction markets in Texas, Oklahoma, and Iowa. Shipments in Iowa increased over 9% during the quarter despite severe flooding in much of the state; however, lower production levels and higher operating costs as a result of the flooding had a negative impact on profitability compared with expectations and the prior-year period. Infrastructure demand in other key states, including North Carolina and Georgia, remains challenging to forecast as rising costs for construction materials have constrained state highway budgets, as well as municipal spending. Demand dropped significantly in the
-MORE-

MLM Reports Second-Quarter Results

August 7, 2008
Mideast Group, as the usually resilient North Carolina and South Carolina markets experience the effects of residential construction declines in addition to weakening infrastructure expenditures. Several states are taking active measures to address their infrastructure funding needs; however, it is difficult to predict the impact of these measures on volume levels for the remainder of 2008.
“The rapid and extreme increases in the cost of petroleum-based products affected both our costs and sales. Liquid asphalt, used in the production of asphalt paving products, increased approximately 135% over the prior year with average prices approaching $700 per ton. Our customers cannot react quickly enough to these escalating costs and, when possible, have made the choice to defer work in anticipation of future potential cost reductions. Cost control initiatives in place throughout the Corporation served to limit the increase in consolidated cost of sales despite the nearly 60% increase in diesel fuel and natural gas costs compared with the prior-year quarter. The rise in the cost of petroleum-based products alone resulted in additional production costs of $18 million, or $0.26 per diluted share, for the quarter. Compounding the sharply-escalating energy costs, the Corporation incurred expenses of $24 million, or $0.35 per diluted share, to control aggregates production and reduce inventory levels.
“The focus and execution on cost control also extended to our overhead costs. Selling, general and administrative expenses decreased by $2.3 million in terms of absolute dollars and as a percentage of net sales to 8.0% from 8.4% for the prior-year quarter.
“We completed the acquisition and highly-successful integration of the operations acquired from Vulcan Materials Company in the previously announced asset exchange transaction during the quarter. The Corporation recorded a total gain on the exchange transaction of $16.4 million. Of this total gain, $7.2 million has been reported in other operating income of both the West and Mideast Groups. The remainder of the gain has been reported as part of discontinued operations.
“During the quarter, we received some very positive news in North Carolina. The legislature passed a budget that provided funding for the construction of four toll road projects for a total of $3.2 billion. The first of these projects is scheduled for letting in the third quarter of this year with completion in 2011. It is valued at approximately $1 billion and will consume about 2 million tons of aggregates. Two additional projects will begin in 2009 and the remaining one is scheduled for 2010. These three projects are estimated to consume 4.5 million tons of aggregates. Of the total 6.5 million tons for the four projects, we should be fully competitive on about 85%.
“Finally, in another positive development, we now expect that our new plant in Augusta, Georgia, will begin operations in the fourth quarter of 2008 versus the prior forecast of second quarter 2009. The earlier completion of this project, which increases capacity from 2 million tons to 6 million tons annually, is enabling us to engage in marketing discussions with major customers. We expect that this will increase our market share in high-growth markets in Georgia and Florida.
“Our Specialty Products business continues to perform exceptionally well. The United States’ steel market has remained strong, leading to increased demand for dolomitic lime. We’ve experienced increased demand for magnesia-based chemicals products used in a number of environmental applications as well as for our flame retardant products. The business delivered record second-quarter net sales of $45.2 million, an increase of 14% compared with the prior-year quarter, and record earnings from operations of $9.7 million, an increase of 20% compared with the prior-year quarter. The business’ operating margin excluding freight and delivery revenues increased 120 basis points to 21.6% for the quarter.
-MORE-

MLM Reports Second-Quarter Results

August 7, 2008
2008 Outlook
“Our 2008 outlook has turned decidedly more cautious in the past few months as the shock of high oil prices has affected both demand for our products and our costs. A challenging economic environment, energy inflation, credit market uncertainty and lagging infrastructure demand make forecasting increasingly difficult. Accordingly, we are adjusting downward our range for 2008 net earnings per diluted share to $5.00 to $5.65 from $6.25 to $7.00. Even in this difficult environment, however, our outlook for 2008 pricing in our Aggregates business remains positive. Accordingly, we reaffirm our 6.0% to 8.0% range for the rate of heritage aggregates price increases in 2008.
“Over the balance of the year, we expect infrastructure volumes in certain of our key states to be affected more by funding limitations than underlying demand. In addition, the sharp increase in diesel fuel prices may continue to affect infrastructure volume as customers do not have funding mechanisms to react quickly to the increases currently being experienced in liquid asphalt and other petroleum-based raw materials. However, assuming that recent downward trends in oil and commodity pricing continue, this could be a catalyst in turning demand in a positive direction. Residential construction continues to be dismal, but we still expect that large industrial commercial projects will be a plus for second-half 2008 results.
“As a result, we are lowering our range for 2008 heritage aggregates volumes to be down 3% to down 6%, both exclusive of acquisitions. We also expect to deliver record levels of net sales and earnings from both our lime and magnesia chemicals businesses and reaffirm our guidance of $36 million to $38 million in pretax earnings from Specialty Products.”
Risks To Earnings Expectations
The 2008 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2008 earnings, whether within or outside current earnings expectations, continues to be the performance of the United States economy and its effect on construction activity.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in residential construction, a decline in commercial construction, delays in infrastructure projects, or some combination thereof.  Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, North Carolina, Georgia, Texas, and South Carolina are experiencing state-level funding pressures, and these states may disproportionately affect profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the aggregates business are also sensitive to energy prices, the costs of repair and supply parts, and the start-up expenses for large-scale plant projects. The continued rising cost of diesel and other fuels increases production costs either directly through consumption or indirectly through the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Sustained periods of diesel fuel cost at the current level will continue to have a negative impact on profitability. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations.
-MORE-

MLM Reports Second-Quarter Results

August 7, 2008
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact of residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its commercial paper program, which is rated A-2 by Standards & Poor’s and P-2 by Moody’s. Commercial paper of $75 million was outstanding at June 30, 2008.
Consolidated Financial Highlights
Net sales for the quarter were $527.2 million, a 0.6% decrease versus the $530.2 million recorded in the second quarter of 2007. Earnings from operations for the second quarter of 2008 were $104.9 million compared with $136.3 million in 2007. Net earnings were $63.8 million, or $1.52 per diluted share, versus 2007 second-quarter net earnings of $83.0 million, or $1.92 per diluted share.
Net sales for the first six months of 2008 were $923.9 million compared with $940.9 million for the year-earlier period. Year-to-date earnings from operations were $147.4 million in 2008 versus $194.2 million in 2007. The Corporation posted an after-tax gain on discontinued operations of $5.5 million in 2008 compared with $0.8 million in 2007. For the six-month period ended June 30, net earnings were $84.7 million, or $2.02 per diluted share, in 2008 compared with net earnings of $115.9 million, or $2.62 per diluted share, in 2007.
Business Financial Highlights
Net sales for the Aggregates business for the second quarter were $482.0 million compared with 2007 second-quarter sales of $490.5 million. Aggregates pricing at heritage locations was up 6.3%, while volume decreased 9.3%. Including acquisitions and divestitures, aggregates pricing increased 6.4% and aggregates volume declined 8.5%. Earnings from operations for the quarter were $107.0 million in 2008 versus $138.6 million in the year-earlier period. Year-to-date net sales for the Aggregates business were $835.8 million versus $862.7 million in 2007. Earnings from operations on a year-to-date basis were $150.0 million in 2008 compared with $199.1 million in 2007. For the six-month period ended June 30, 2008, heritage aggregates pricing increased 5.1%, while volume was down 8.9%. Including acquisitions and divestitures, aggregates average selling price increased 5.2% while volume declined 8.6%.
Specialty Products’ second-quarter net sales of $45.2 million increased 14% over prior-year net sales of $39.7 million. Earnings from operations for the second quarter were $9.7 million compared with $8.1 million in the year-earlier period. For the first six months of 2008, net sales were $88.1 million and earnings from operations were $18.8 million compared with net sales of $78.2 million and earnings from operations of $15.5 million for the first six months of 2007.
Conference Call Information
The Corporation will host an online Web simulcast of its second-quarter 2008 earnings conference call later today (August 7, 2008). The live broadcast of Martin Marietta Materials’ conference call will begin at 2:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 719-325-4884, confirmation number 9485638.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
-MORE-

MLM Reports Second-Quarter Results

August 7, 2008

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina and Georgia, two of the Corporation’s largest and most profitable states, and in South Carolina, the Corporation’s fifth largest state as measured by 2007 Aggregates business’ net sales; levels of construction spending in the markets the Corporation serves; the severity and duration of a continued decline in the residential construction market and the impact on commercial construction; unfavorable weather conditions, including hurricane activity; the ability to recognize quantifiable savings from internal expansion projects; the ability to successfully integrate acquisitions quickly and in a cost-effective manner; the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas; continued increases in the cost of repair and supply parts; logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$527.2	$530.2	$923.9	$940.9
Freight and delivery revenues	71.5	60.1	126.9	107.5

Total revenues	598.7	590.3	1,050.8	1,048.4

Cost of sales	387.8	352.3	709.7	669.0
Freight and delivery costs	71.5	60.1	126.9	107.5

Cost of revenues	459.3	412.4	836.6	776.5

Gross profit	139.4	177.9	214.2	271.9

Selling, general and administrative expenses	42.0	44.3	79.7	82.6
Research and development	0.1	0.2	0.3	0.4
Other operating (income) and expenses, net	(7.6)	(2.9)	(13.2)	(5.3)

Earnings from operations	104.9	136.3	147.4	194.2

Interest expense	19.3	16.7	35.1	27.9
Other nonoperating (income) and expenses, net	1.0	(1.1)	0.1	(3.8)

Earnings before taxes on income	84.6	120.7	112.2	170.1
Income tax expense	26.3	38.3	33.0	55.0

Earnings from continuing operations	58.3	82.4	79.2	115.1

Discontinued operations:
Gain on discontinued operations, net of related tax expense of $3.7, $0.5, $3.7 and $0.6, respectively	5.5	0.6	5.5	0.8

Net Earnings	$63.8	$83.0	$84.7	$115.9

Net earnings per share:
Basic from continuing operations	$1.41	$1.94	$1.92	$2.65
Discontinued operations	0.13	0.01	0.13	0.02

	$1.54	$1.95	$2.05	$2.67

Diluted from continuing operations	$1.39	$1.91	$1.89	$2.60
Discontinued operations	0.13	0.01	0.13	0.02

	$1.52	$1.92	$2.02	$2.62

Dividends per share	$0.345	$0.275	$0.69	$0.55

Average number of shares outstanding:
Basic	41.3	42.5	41.3	43.5

Diluted	41.9	43.1	41.9	44.2

-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales:
Aggregates Business:
Mideast Group	$168.9	$194.1	$287.6	$331.4
Southeast Group	122.0	118.3	225.1	230.0
West Group	191.1	178.1	323.1	301.3

Total Aggregates Business	482.0	490.5	835.8	862.7
Specialty Products	45.2	39.7	88.1	78.2

Total	$527.2	$530.2	$923.9	$940.9

Gross profit:
Aggregates Business:
Mideast Group	$66.5	$90.4	$104.0	$141.8
Southeast Group	19.5	33.5	35.3	60.7
West Group	40.8	41.5	52.6	49.9

Total Aggregates Business	126.8	165.4	191.9	252.4
Specialty Products	12.4	10.9	24.1	21.1
Corporate	0.2	1.6	(1.8)	(1.6)

Total	$139.4	$177.9	$214.2	$271.9

Selling, general, and administrative expenses:
Aggregates Business:
Mideast Group	$11.8	$11.8	$23.1	$23.3
Southeast Group	6.6	6.6	13.2	12.8
West Group	11.2	11.5	22.5	23.0

Total Aggregates Business	29.6	29.9	58.8	59.1
Specialty Products	2.5	2.7	5.1	5.3
Corporate	9.9	11.7	15.8	18.2

Total	$42.0	$44.3	$79.7	$82.6

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$61.4	$79.5	$93.5	$120.3
Southeast Group	13.5	27.6	22.9	48.8
West Group	32.1	31.5	33.6	30.0

Total Aggregates Business	107.0	138.6	150.0	199.1
Specialty Products	9.7	8.1	18.8	15.5
Corporate	(11.8)	(10.4)	(21.4)	(20.4)

Total	$104.9	$136.3	$147.4	$194.2

Depreciation	$40.8	$35.4	$78.3	$69.8
Depletion	1.1	1.2	1.8	2.1
Amortization	0.9	0.8	1.6	1.5

	$42.8	$37.4	$81.7	$73.4

-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$13.2	$20.0	$30.9
Accounts receivable, net	322.0	245.8	296.6
Inventories, net	297.4	286.9	297.8
Other current assets	58.2	73.3	66.0
Property, plant and equipment, net	1,704.7	1,433.6	1,347.4
Other noncurrent assets	46.9	40.1	44.0
Intangible assets, net	629.2	584.1	585.0

Total assets	$3,071.6	$2,683.8	$2,667.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and commercial paper	$279.7	$276.1	$127.1
Other current liabilities	212.8	230.5	226.3
Long-term debt (excluding current maturities)	1,153.0	848.2	1,051.5
Other noncurrent liabilities	409.3	383.0	358.5
Shareholders’ equity	1,016.8	946.0	904.3

Total liabilities and shareholders’ equity	$3,071.6	$2,683.8	$2,667.7

-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2008	2007
Net earnings	$84.7	$115.9
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	81.7	73.4
Share-based compensation expense	13.2	13.0
Excess tax benefits from share-based compensation	(1.1)	(17.7)
Gains on divestitures and sales of assets	(22.6)	(3.2)
Deferred income taxes	14.4	2.6
Other items, net	(1.0)	(1.5)
Changes in operating assets and liabilities:
Accounts receivable, net	(76.1)	(54.7)
Inventories, net	(4.4)	(42.3)
Accounts payable	14.1	7.1
Other assets and liabilities, net	22.2	47.4

Net cash provided by operating activities	125.1	140.0

Investing activities:
Additions to property, plant and equipment	(159.4)	(115.0)
Acquisitions, net	(218.4)	(12.1)
Proceeds from divestitures and sales of assets	5.5	7.1
Railcar construction advances	(7.3)	—
Repayment of railcar construction advances	7.3	—

Net cash used for investing activities	(372.3)	(120.0)

Financing activities:
Borrowings of long-term debt	297.8	472.0
Repayments of long-term debt and payments on capital lease obligations	(3.0)	(0.5)
Net borrowings (repayments) of commercial paper and overnight loan	3.0	(0.5)
Termination of interest rate swaps	(11.1)	—
Debt issue costs	(1.1)	(0.8)
Change in bank overdraft	5.8	(4.3)
Dividends paid	(28.9)	(24.3)
Repurchases of common stock	(24.0)	(493.6)
Issuances of common stock	0.8	12.9
Excess tax benefits from share-based compensation	1.1	17.7

Net cash provided by (used for) financing activities	240.4	(21.4)

Net decrease in cash and cash equivalents	(6.8)	(1.4)
Cash and cash equivalents, beginning of period	20.0	32.3

Cash and cash equivalents, end of period	$13.2	$30.9

-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(22.3%)	12.0%	(22.8%)	12.3%
Southeast Group	(9.9%)	6.5%	(10.6%)	5.6%
West Group	4.4%	3.9%	6.2%	2.1%
Heritage Aggregates Operations	(9.3%)	6.3%	(8.9%)	5.1%
Aggregates Product Line (3)	(8.5%)	6.4%	(8.6%)	5.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in thousands)	2008	2007	2008	2007
Heritage Aggregates Product Line: (2)
Mideast Group	14,994	19,302	24,734	32,025
Southeast Group	10,144	11,260	19,212	21,481
West Group	19,716	18,892	33,731	31,746

Heritage Aggregates Operations	44,854	49,454	77,677	85,252
Acquisitions	930	—	930	—
Divestitures (4)	15	588	259	1,070

Aggregates Product Line (3)	45,799	50,042	78,866	86,322

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2008 and 2007, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:
Gross Margin in Accordance with Generally Accepted Accounting Principles

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Gross profit	$139.4	$177.9	$214.2	$271.9

Total revenues	$598.7	$590.3	$1,050.8	$1,048.4

Gross margin	23.3%	30.1%	20.4%	25.9%

Gross Margin Excluding Freight and Delivery Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Gross profit	$139.4	$177.9	$214.2	$271.9

Total revenues	$598.7	$590.3	$1,050.8	$1,048.4
Less: Freight and delivery revenues	(71.5)	(60.1)	(126.9)	(107.5)

Net sales	$527.2	$530.2	$923.9	$940.9

Gross margin excluding freight and delivery revenues	26.4%	33.6%	23.2%	28.9%

Operating Margin in Accordance with Generally Accepted Accounting Principles

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Earnings from operations	$104.9	$136.3	$147.4	$194.2

Total revenues	$598.7	$590.3	$1,050.8	$1,048.4

Operating margin	17.5%	23.1%	14.0%	18.5%

Operating Margin Excluding Freight and Delivery Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Earnings from operations	$104.9	$136.3	$147.4	$194.2

Total revenues	$598.7	$590.3	$1,050.8	$1,048.4
Less: Freight and delivery revenues	(71.5)	(60.1)	(126.9)	(107.5)

Net sales	$527.2	$530.2	$923.9	$940.9

Operating margin excluding freight and delivery revenues	19.9%	25.7%	16.0%	20.6%

-MORE-

MLM Report Second-Quarter Results

August 7, 2008
-MORE-

MLM Report Second-Quarter Results

August 7, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$155.6	$175.9	$237.6	$272.8

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
     A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$49.9	$90.9	$125.1	$140.0

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	56.8	31.7	44.2	42.5
Other items, net	(0.4)	(2.2)	(3.5)	6.8
Income tax expense	30.0	38.8	36.7	55.6
Interest expense	19.3	16.7	35.1	27.9

EBITDA	$155.6	$175.9	$237.6	$272.8

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325,000,000 five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at June 30, 2008. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
July 1, 2007 to
June 30, 2008
Net earnings	$224.7
Add back:
Interest expense	68.1
Income tax expense	94.0
Depreciation, depletion and amortization expense	156.6
Stock-based compensation expense	19.8
Deduct:
Interest income	(1.2)

Consolidated EBITDA, as defined	$562.0

Consolidated Debt at June 30, 2008	$1,432.7

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2008 for the trailing twelve-month EBITDA	2.55

-END-